Exhibit 99.1

LBI Media, Inc. Reports Second Quarter 2011 Results

Burbank, CA – August 19, 2011 – LBI Media, Inc., a leading Spanish-language entertainment company, today announced its financial results for the three and six months ended June 30, 2011. For the three months ended June 30, 2011, net revenues increased by $0.8 million, or 3%, to $31.5 million, from $30.7 million for the same period in 2010. Adjusted EBITDA(1) increased by $0.5 million, or 5%, to $10.3 million for the three months ended June 30, 2011, from $9.8 million for the same period in 2010.

For the six months ended June 30, 2011, net revenues increased by $2.7 million, or 5%, to $57.0 million, from $54.3 million for the same period in 2010. Adjusted EBITDA decreased by $2.2 million, or 13%, to $14.6 million for the six months ended June 30, 2011, from $16.8 million for the same period in 2010. Adjusted EBITDA for the six months ended June 30, 2011 included the following one-time items: (1) a $0.9 million gain on a legal settlement related to a tortuous interference claim; (2) a $0.7 million charge related to the settlement of a certain legal dispute, and (3) $0.5 million of expenses related to our network upfront event. Adjusted EBITDA for the six months ended June 30, 2010 included the following one-time items: (1) a $1.6 million gain on the assignment of a certain asset purchase agreement, and (2) $0.7 million decrease in service fee expenses related to our Estrella TV network as only a partial month of service fee expenses was charged in the first quarter of 2010 as compared to a full quarter of service fee expenses in the same period in 2011. Excluding these various one-time items in the first and second quarters, Adjusted EBITDA in the first half of 2011 would have increased by 2% compared to Adjusted EBITDA in the same period in 2010.

Commenting on the company’s earnings results, Lenard Liberman, Chief Executive Officer and President said, “We continue to make progress in our television network business as evidenced by the strong revenue growth in our television segment of 17% in the first half of 2011. Estrella TV has experienced ratings success and our results during the recent July Sweeps period placed Estrella TV as the fastest growing US broadcast network year over year in key adult demographics. Estrella TV beat every other US broadcast network, Spanish or English, in ratings growth, within the Adults 18-49 demographic, which was up 25% in primetime. In the 18-34 year old demographic, Estrella TV was up 40%. We continue to expand our distribution and recently launched Estrella TV in Seattle and on Comcast in Chicago. In addition, we will soon announce an unprecedented slate of superstars who will be leading our new programming line-up for the fall season. With the strength of our internally produced programming and our owned and operated radio and television assets in the most attractive Hispanic markets, we believe that we are positioned for the future and trust we will continue to outperform our competitors.”

Results for the Three Months Ended June 30, 2011

For the three months ended June 30, 2011, net revenues increased by $0.8 million, or 3%, to $31.5 million, from $30.7 million for the same period in 2010. The change was primarily attributable to increased advertising revenue from our television segment, partially offset by a decline in our radio segment.

Net revenues for our radio segment declined by $1.2 million, or 7%, to $15.2 million for the three months ended June 30, 2011, from $16.4 million for the same period in 2010. This change was primarily attributable to softness in our Texas markets.

Net revenues for our television segment increased by $2.0 million, or 14%, to $16.3 million for the three months ended June 30, 2011, from $14.3 million for the same period in 2010. This increase was primarily attributable to increased revenue from our Estrella TV national television network.

Total operating expenses decreased by $0.7 million, or 3%, to $24.5 million for the three months ended June 30, 2011, as compared to $25.2 million for the same period in 2010. This decrease was primarily related to a $1.8 million decline in broadcast license impairment charges, a $0.9 million gain related to the settlement of a certain legal dispute and a $0.2 million reduction in program and technical expenses. These changes were partially offset by (1) a $1.4 million increase in selling, general and administrative expenses, primarily attributable to additional costs related to the expansion of our Estrella TV network, including additional sales staff and costs related to upfront presentations, incremental costs related to our Denver station, KETD-TV, which became fully operational in the fourth quarter 2010, and an increase in legal fees and employee related costs; (2) a $0.6 million loss on disposal of property and equipment, primarily related to the retiring of obsolete television stage props and other unused equipment; and (3) a $0.1 million increase in depreciation and amortization expense.

Adjusted EBITDA increased by $0.5 million, or 5%, to $10.3 million for the three months ended June 30, 2011, as compared to $9.8 million for the same period in 2010. The increase was primarily the result of a $2.0 million increase in net revenues in our television segment and the $0.9 million gain related to the settlement of a certain legal dispute. These increases were partially offset by higher selling, general and administrative costs, primarily related to the expansion of our Estrella TV network and a $1.2 million decline in net revenues in our radio segment.

We recognized a net loss of $3.8 million for the three months ended June 30, 2011, as compared to a net loss of $1.3 million for the same period of 2010, an increase in net loss of $2.5 million. This change was primarily attributable to (1) the $4.2 million increase in interest expense and interest and other income, (2) a $1.2 million decrease in net revenues in our radio segment and (3) higher selling, general and administrative expenses and losses on the disposal of property and equipment. These increases were partially offset by (1) a $2.0 million increase in net revenues in our television segment, (2) a $1.8 million reduction in broadcast license and long-lived asset impairment charges and (3) the $0.9 million legal settlement gain.

Results for the Six Months Ended June 30, 2011

For the six months ended June 30, 2011, net revenues increased by $2.7 million, or 5%, to $57.0 million compared to $54.3 million for the same period in 2010. This change was primarily attributable to increased advertising revenue from our television segment, partially offset by a decline in our radio segment.

Net revenues for our radio segment declined by $1.8 million, or 6%, to $26.5 million for the six months ended June 30, 2011, from $28.3 million for the same period in 2010. This change was primarily attributable to declines in advertising revenue at our Texas stations, partially offset by increases in advertising revenues at our Southern California stations.

Net revenues for our television segment increased by $4.5 million, or 17%, to $30.5 million for the six months ended June 30, 2011, from $26.0 million for the same period in 2010. This increase was primarily attributable to increased revenue from our Estrella TV national television network.

Total operating expenses increased by $4.0 million, or 9%, to $48.2 million for the six months ended June 30, 2011, as compared to $44.2 million for the same period in 2010. This increase was primarily attributable to (1) a $1.7 million increase in program and technical expenses, which resulted from an increase in amortization of capitalized costs related to the production of original programming content and incremental costs related to our Estrella TV network; (2) a $2.3 million increase in selling, general and administrative expenses primarily related to additional costs related to the expansion of our Estrella TV network, including additional sales staff and costs related to upfront presentations, incremental costs related to our Denver station, KETD-TV, which became fully operational in the fourth quarter of 2010, and a $0.7 million charge related to a certain legal settlement; (3) the absence in 2011 of the $1.6 million gain on assignment of the asset purchase agreement to acquire radio station KDES-FM; (4) a $0.6 million increase in loss on disposal of property and equipment, primarily related to the disposal of obsolete television stage props and other equipment; and (5) a $0.4 million increase in promotional, depreciation and amortization expenses. These increases in total operating expenses were partially offset by a $1.8 million decrease in broadcast license and long-lived asset impairment charges and a $0.9 million gain related to a certain legal settlement.

Adjusted EBITDA decreased by $2.2 million, or 13%, to $14.6 million for the six months ended June 30, 2011, as compared to $16.8 million for the same period in 2010. The decrease was the result of the increase in our total operating expenses as described above, partially offset by higher net revenues.

Adjusted EBITDA for the six months ended June 30, 2011 included the following one-time items: (1) a $0.9 million gain on a legal settlement related to a tortuous interference claim; (2) a $0.7 million charge related to the settlement of a certain legal dispute, and (3) $0.5 million of expenses related to our network upfront event. Adjusted EBITDA for the six months ended June 30, 2010 included the following one-time items: (1) a $1.6 million gain on the assignment of a certain asset purchase agreement, and (2) $0.7 million decrease in service fee expenses related to our Estrella TV network as only a partial month of service fee expenses was charged in the first quarter of 2010 as compared to a full quarter of service fee expenses in the same period in 2011. Excluding these various one-time items in the first and second quarters, Adjusted EBITDA in the first half of 2011 would have increased by 2% compared to Adjusted EBITDA in the same period in 2010.

We recognized a net loss of $10.2 million for the six months ended June 30, 2011, as compared to a net loss of $3.8 million for the same period in 2010, an increase in net loss of $6.4 million. This change was primarily attributable to factors described above, as well as the $1.0 million write off of deferred financing costs relating to LBI Media’s prior senior secured credit facility and higher interest expense.

Second Quarter 2011 Conference Call

We will host a conference call to discuss our financial results for the three and six months ended June 30, 2011 on Friday, August 19, 2011 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (888) 397-5335 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. Second Quarter 2011 Results Conference Call” and providing confirmation code 6266414 to the operator. The conference call will be recorded and made available for replay through Friday, August 26, 2011. Investors may listen to the replay of the call by dialing (888) 203-1112, then entering the pass code 6266414.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017 and 9 1/4% Senior Secured Notes due 2019

The financial results for LBI Media, Inc.’s second quarter ended June 30, 2011 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 and 9 1/4% Senior Secured Notes due 2019 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are a leading Spanish-language entertainment company and one of the largest Spanish-language radio and television broadcasters in the United States, based on revenues and number of stations. We own 21 radio stations (fifteen FM and six AM) and nine television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Chicago, IL, Dallas-Ft. Worth, TX, Denver, CO, Houston, TX, New York, NY, Phoenix, AZ, Salt Lake City, Utah, and San Diego, CA. In addition, we own “Estrella TV”, a leading Spanish-language national television broadcast network in the United States. We also own four television production facilities that we use to produce our core television programming. We are affiliated with television stations in various states and along with our owned and operated television stations, broadcast Estrella TV in 37 U.S. designated market areas, including nine each in California and Texas, four in Florida, three in Arizona, two in Nevada and one each in Colorado, Illinois, Nebraska, New Mexico, New York, North Carolina, Oklahoma, Oregon, Utah, and Washington.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, the successful integration of television and radio assets we acquire, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise, except as required by law.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

(1)	We define Adjusted EBITDA as net income or loss plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, net interest expense and other income, interest rate swap expense or income, depreciation and amortization, impairment of broadcast licenses and long-lived assets and stock-based compensation expense. Management considers this measure an important indicator of our performance because it eliminates the effects of certain non-cash items and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net (loss) income to Adjusted EBITDA.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenues	$31,554	$30,718	$56,980	$54,302

Operating expenses:
Program and technical, exclusive of depreciation and amortization shown below	10,092	10,269	19,401	17,659
Promotional, exclusive of depreciation and amortization shown below	711	719	1,277	1,093
Selling, general and administrative, exclusive of depreciation and amortization shown below	11,389	9,974	22,653	20,351
Depreciation and amortization	2,623	2,508	5,174	4,958
Loss (gain) on sale and disposal of property and equipment	588	(28)	595	(25)
Impairment of broadcast licenses and long-lived assets	—	1,772	—	1,772
Gain on legal settlement	(900)	—	(900)	—
Gain on assignment of asset purchase agreement	—	—	—	(1,599)

Total operating expenses	24,503	25,214	48,200	44,209

Operating income	7,051	5,504	8,780	10,093
Interest expense, net of amounts capitalized	(11,358)	(7,033)	(20,007)	(13,999)
Interest rate swap income	759	612	1,535	857
Interest and other income	228	161	442	376

Loss before provision for income taxes	(3,320)	(756)	(9,250)	(2,673)
Provision for income taxes	(476)	(536)	(995)	(1,150)

Net loss	$(3,796)	$(1,292)	$(10,245)	$(3,823)

Adjusted EBITDA (2)	$10,269	$9,763	$14,562	$16,811

(2)	Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net loss to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Net revenues:
Radio	$15,241	$16,449	-7%	$26,502	$28,275	-6%
Television	16,313	14,269	14%	30,478	26,027	17%

Total	$31,554	$30,718	3%	$56,980	$54,302	5%

Total operating expenses before gain on assignment of asset purchase agreement, gain on legal settlement, stock-based compensation expense, impairment of broadcast licenses and long-lived asset, loss (gain) on sale and disposal of property and equipment and depreciation and amortization:

Radio	$8,205	$8,283	-1%	$17,135	$16,449	4%
Television	13,980	12,672	10%	26,183	22,641	16%

Total	$22,185	$20,955	6%	$43,318	$39,090	11%
Gain on assignment of asset purchase agreement:
Radio	$—	$—	—	$—	$(1,599)	-100%
Television	—	—	—	—	—	—

Total	$—	$—	—	$—	$(1,599)	-100%
Gain on legal settlement:
Radio	$(900)	$—	—	$(900)	$—	—
Television	—	—	—	—	—	—

Total	$(900)	$—	—	$(900)	$—	—
Stock-based compensation expense:
Corporate	$7	$7	—%	$13	$13	—%

Total	$7	$7	—%	$13	$13	—%
Impairment of broadcast licenses and long-lived assets:
Radio	$—	$—	—	$—	$—	—
Television	—	1,772	-100%	—	1,772	-100%

Total	$—	$1,772	-100%	$—	$1,772	-100%
Loss (gain) on sale and disposal of property and equipment:
Radio	$29	$—	—	$36	$—	—
Television	559	(28)	-2096%	559	(25)	-2336%

Total	$588	$(28)	-2200%	$595	$(25)	-2480%
Depreciation and amortization:
Radio	$1,404	$1,347	4%	$2,730	$2,679	2%
Television	1,219	1,161	5%	2,444	2,279	7%

Total	$2,623	$2,508	5%	$5,174	$4,958	4%
Operating income (loss):
Radio	$6,503	$6,819	-5%	$7,501	$10,746	-30%
Television	555	(1,308)	142%	1,292	(640)	302%
Corporate	(7)	(7)	—%	(13)	(13)	—%

Total	$7,051	$5,504	28%	$8,780	$10,093	-13%
Adjusted EBITDA (3)
Radio	$7,936	$8,166	-3%	$10,267	$13,425	-24%
Television	2,333	1,597	46%	4,295	3,386	27%

Total	$10,269	$9,763	5%	$14,562	$16,811	-13%

(3)	See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income (loss) for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$19,677	$294
Accounts receivable, net	24,056	23,344
Current portion of television program costs, net	843	640
Amounts due from related parties	412	409
Current portion of employee advances	125	105
Prepaid expenses and other current assets	1,946	1,578

Total current assets	47,059	26,370

Property and equipment, net	94,901	94,163
Broadcast licenses, net	166,653	166,653
Deferred financing costs, net	11,979	4,660
Notes receivable from related parties	3,034	3,034
Employee advances, excluding current portion	1,794	1,790
Television program costs, excluding current portion	13,793	10,181
Notes receivable from parent	30,194	26,055
Other assets	8,721	3,734

Total assets	$378,128	$336,640

Liabilities and shareholder’s deficiency
Current liabilities:
Cash overdraft	$243	$1,050
Accounts payable	3,628	2,858
Accrued liabilities	6,381	8,049
Accrued interest	14,378	8,625
Amounts due to parent	2,746	1,283
Current portion of long-term debt	169	1,364

Total current liabilities	27,545	23,229

Long-term debt, excluding current portion	444,581	402,174
Fair value of interest rate swap	1,611	3,146
Deferred income taxes	26,264	20,160
Other liabilities	3,318	2,890

Total liabilities	503,319	451,599

Shareholder’s deficiency:
Common stock	—	—
Additional paid-in capital	101,800	101,787
Accumulated deficit	(226,991)	(216,746)

Total shareholder’s deficiency	(125,191)	(114,959)

Total liabilities and shareholder’s deficiency	$378,128	$336,640

Results of Operations (continued):

The table set forth below reconciles net loss, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Net loss	$(3,796)	$(1,292)	$(10,245)	$(3,823)
Add:
Provision for income taxes	476	536	995	1,150
Interest expense and other income, net	11,130	6,872	19,565	13,623
Interest rate swap income	(759)	(612)	(1,535)	(857)
Depreciation and amortization	2,623	2,508	5,174	4,958
Impairment of broadcast licenses and long-lived assets	—	1,772	—	1,772
Loss (gain) on sale and disposal of property and equipment	588	(28)	595	(25)
Stock-based compensation expense	7	7	13	13

Adjusted EBITDA	$10,269	$9,763	$14,562	$16,811

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s radio division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Radio division operating income	$6,503	$6,819	$7,501	$10,746
Depreciation and amortization	1,404	1,347	2,730	2,679
Loss on sale and disposal of property and equipment	29	—	36	—

Radio division Adjusted EBITDA	$7,936	$8,166	$10,267	$13,425

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s television division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Television division operating income (loss)	$555	$(1,308)	$1,292	$(640)
Depreciation and amortization	1,219	1,161	2,444	2,279
Loss (gain) on sale and disposal of property and equipment	559	(28)	559	(25)
Impairment of broadcast licenses and long-lived assets	—	1,772	—	1,772

Television division Adjusted EBITDA	$2,333	$1,597	$4,295	$3,386